Exhibit 99.1

The Priceline Group Inc. (NASDAQ: PCLN) Announces Name Change to Booking Holdings Inc.

Evolution of The Priceline Group to Booking Holdings Reflects the Expansion and Scale of the Business it is Today

February 21st, 2018, New York, NY- The Priceline Group Inc. (NASDAQ: PCLN), the world’s leading provider of digital travel experiences, announced that it is changing its name to Booking Holdings Inc., effective today. Booking Holdings stock will begin trading under the new ticker symbol NASDAQ:BKNG on February 27, 2018.
Glenn Fogel, Chief Executive Officer of Booking Holdings, said, “Over the last two decades, our business has expanded from just priceline.com, operating solely in the United States, into six primary brands with headquarters around the globe, operating in more than 220 countries and territories in over 40 languages, fulfilling one unified mission of helping people experience the world. Today, our largest brand is Booking.com, which has more than 1.5 million properties, averages over one million bookings per day and produces a significant majority of Booking Holdings' gross bookings and operating profit.  We are at a defining moment in our company’s history--making this change to more accurately align our company name with our largest business, connect our collective brands to a name that reflects their shared capability to help customers book amazing experiences, as well as better reflect the truly global operation that we have become today.”
Booking Holdings consists of six primary brands: Booking.com, priceline.com, KAYAK, agoda.com, Rentalcars.com and OpenTable.  Booking Holdings, the parent organization, will continue to operate out of its current headquarters in Norwalk, CT, USA.
About Booking Holdings Inc.
Booking Holdings (NASDAQ: PCLN) is the world’s leading provider of online travel & related services, provided to consumers and local partners through six primary brands: Booking.com, Priceline.com, KAYAK, agoda.com, Rentalcars.com and OpenTable. Collectively, Booking Holdings operates in over 220 countries and territories across Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa in over 40 languages. The mission of Booking Holdings is to help people experience the world.